Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is entered into as of April 1, 2005, by and between AMREP SOUTHWEST, INC, a New Mexico corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.	LINE OF CREDIT.

(a)       Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 1, 2008, not to exceed at any time the aggregate principal amount of TEN MILLION Dollars ($10,000,000.00) ("Line of Credit"), the proceeds of which shall be used as working capital and general corporate purposes. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the date of this Agreement ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b)       Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of Fifty percent (50%) of the cost of un-encumbered real estate assets owned by the Borrower (the “Borrowing Base”). “Un-encumbered real estate assets” means all of Borrower’s real estate inventory not subject to a mortgage or other monetary lien. For the purposes of this definition, the minimum real estate assets requirement contained in Section 1.3 herein below is not considered an encumbrance.

(c)       Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Seven Million and no/100 Dollars ($7,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. No interest shall accrue on the undrawn amount of any Letter of Credit. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(d)       Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2.	INTEREST/FEES.

(a)       Interest. The outstanding principal balance of the Line of Credit shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)       Prime Rate. The term "Prime Rate" shall mean at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Bank may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within Bank.

(c)       Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(d)       Unused Commitment Fee. Borrower shall pay to Bank a fee equal to two tenths of a percent (0.2%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the line of credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank. Any portion of the Revolving Credit utilized for a Standby Letter of Credit will count as a used portion when calculating the Unused Fee. If the average usage of the Revolving Credit facility for any quarter is equal to one-half of the committed amount, no Unused Fee will be assessed during that quarter.

(e)       Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to ninety-five one hundredths percent (0.95%) per annum (computed on the basis of a 360-day year, actual days of term) of the face amount thereof, but in no event less than $250.00 for any Letter of Credit, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the fronting transfer, amendment, negotiation or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

SECTION 1.3	MINIMUM REAL ESTATE ASSETS.

Borrower will maintain un-encumbered real estate assets having a minimum book value equal to two times the sum of the outstanding balance of the Line of Credit plus the total of the undrawn amounts under all outstanding Letters of Credit.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. CORPORATE STATUS. The Borrower is a duly organized and validly existing corporation in good standing and duly authorized to carry on its business in the State of New Mexico as now conducted and to enter into and perform its obligations under this Agreement and each of the Loan Documents.

SECTION 2.2.  MAINTENANCE OF STATUS. The Borrower will maintain its existence as a corporation which is duly authorized to do business in the State of New Mexico, will comply with all statutes and rules and regulations applicable to its organization and existence and its business in New Mexico or elsewhere.

SECTION 2.3.  DUE AUTHORIZATION. The execution, delivery and performance by the Borrower of this Agreement and each promissory note and other document required hereby (the “Loan Documents”) have been duly authorized by all necessary corporate action by the Borrower and its Board of Directors.

SECTION 2.4. VALIDITY AND BINDING EFFECT. The Loan Documents have been duly and validly executed, issued and delivered by the Borrower and constitute valid and legally binding obligations of the Borrower, enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, reorganization or other similar laws related to or affecting enforcement of creditors’ rights.

SECTION 2.5.  COMPLIANCE. The execution and delivery by the Borrower of the Loan Documents and compliance by the Borrower with the terms thereof will not violate (i) any law or regulation, including but not limited to any securities law or regulation, (ii) Borrower’s organizational documents, or (iii) any other instrument or agreement binding upon the Borrower.

SECTION 2.6 INCOME TAX RETURNS. At the time of execution of this Agreement, Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.9. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, in excess of $300,000.00.

SECTION 2.10. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.11. ACCURACY OF REPRESENTATIONS. No certificate, statement, document, valuation, financial or other information delivered by or on behalf of Borrower to the Bank in connection herewith or in connection with the Loan contains any untrue statement of a material fact or fails to state any material fact necessary to keep such information from being misleading. Borrower represents and warrants all financial and other information hereafter furnished to the Bank will be materially accurate and complete and acknowledges that such information will be submitted to the Bank with the intent that the Bank will rely upon such information.

SECTION 2.12. SOLVENCY. The Borrower is solvent, and has no actual knowledge that there are any proceedings, pending or threatened, against it, which could materially adversely affect its financial condition or its ability to timely perform all obligations, nor are there any governmental or any judicial proceedings of any kind pending or threatened against it except as disclosed to the Bank in writing prior to closing.

SECTION 2.13.  NO MISREPRESENTATION. No certificate, statement, information or documents delivered by or on behalf of borrower, to the Bank in connection with this Agreement or in connection with the Loan contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained in this Agreement from being misleading.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend the initial credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)       Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)       Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.
(ii)	Certificate of Resolution, authorizing borrowing and negative pledge.
(iii)	Insurance notice.
(iv)	Such other documents as Bank may require under any other Section of this Agreement, including Borrower’s organizational documents.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)       Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)       Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.  RECORDS. The Borrower will keep accurate records, in accordance with generally accepted accounting principles, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined and, at the Bank’s reasonable request, make such records available for the Bank’s inspection and permit the Bank to make and retain copies thereof.

SECTION 4.3.  REPORTING REQUIREMENTS. Borrower will provide the following information to Wells Fargo:

1.

Quarterly consolidated balance sheets and consolidated statements of income, retained earnings and cash flow, prepared in accordance with generally accepted accounting principles, together with calculations confirming Borrower’s compliance with all financial covenants, certified by a senior financial officer of Borrower, within 60 days after the end of each quarter.

2.

Annual consolidated financial statements as described above, with an unqualified opinion from a recognized independent accounting firm, together with calculations confirming Borrower’s compliance with all financial covenants, certified by a senior financial officer of Borrower, within 120 days after the end of each fiscal year.

3.	Projections of consolidated financial statements for each fiscal year through the maturity date of the Revolving Credit facility, no later than 60 days after the first day of the fiscal year.

4.

Borrowing Base certificates and accompanying real estate schedules quarterly, within fifteen (15) days of the end of each fiscal quarter, and within ten (10) days of a sales event in excess of $10,000,000.

5.	Copy of quarterly 10Q for Amrep Corporation within 30 days of filing.

6.	Copy of Annual 10K for Amrep Corporation within 30 days of filing.

7.	Other information reasonably requested by any bank.

SECTION 4.4. INSURANCE. Maintain fire and other risk insurance, public liability insurance, and such other insurance as the Bank may require with respect to Borrower’s properties and operations, in form, amounts, coverages and with insurance companies reasonably acceptable to the Bank. Borrower, upon request of the Bank, will deliver to the Bank from time to time the policies or certificates of insurance in form satisfactory to the Bank, including stipulations that coverages will not be canceled or diminished without at least ten (10) days’ prior written notice to the Bank. In connection with all policies covering assets in which the Bank holds or is offered a security interest for the Loans, Borrower will provide the Bank with such loss payable or other endorsements as Lender may require. Notwithstanding the preceding provisions of this paragraph, the Bank has reviewed the Borrower’s existing insurance policies, and has determined that Borrower’s existing insurance coverage is acceptable to the Bank for the purposes of this Loan and that the Bank will not require any additional insurance coverage from Borrower during the term of this Loan, unless an event of default has occurred.

SECTION 4.5. IMPOSITIONS. The Borrower will comply with all legal requirements and will pay all taxes, assessments, governmental charges and other obligations which, if unpaid, might become a lien against the Borrower’s property, except liabilities being contested in good faith and against which, if requested by the Bank, the Borrower will set up reserves to satisfy such obligations as they become due.

SECTION 4.6.  TANGIBLE NET WORTH. Borrower will maintain at all times Tangible Net Worth of not less than Thirty Million Dollars ($30,000,000.00). Tangible net worth means stockholder’s equity minus the aggregate of any treasury stock, any intangible assets and any obligations due from stockholders, employees and/or affiliates.

SECTION 4.7. NOTICE TO BANK OF ADVERSE CLAIMS. The Borrower will promptly notify the Bank of (i) any litigation or any claim or controversy which might be the subject of litigation against the Borrower, if such litigation or potential litigation might, in the event of an unfavorable outcome, have a material adverse effect on Borrower’s financial condition or might cause an Event of Default; (ii) any material adverse change in the financial condition or business of the Borrower, (iii) any other matter which in the opinion of the Borrower might materially adversely affect the financial condition of the Borrower; and (iv) the occurrence of any Event of Default. As used in this paragraph, the terms “material adverse effect,” “material adverse change” and “materially adversely affect” shall refer to an event which potentially could cause the Borrower to be in violation of the Loan Agreement.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1.  USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. NO ASSIGNMENT. The Borrower shall not without the Bank’s prior written consent, assign the Loan, the Loan proceeds or the Borrower’s rights under the Loan Documents. Any such assignment without such consent shall be void.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.  The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)       Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents which failure shall continue unremedied for five (5) days. Provided however, the first time in any calendar year Borrower fails to timely make a payment of principal, interest, fees or other amounts payable under any of the Loan Documents shall not be an Event of Default unless and until Bank shall give telephonic notice of nonpayment to Borrower and Borrower shall fail to make the required payment(s) within five (5) days of the notice of nonpayment.

(b)       Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)       Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)       Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) after the expiration of any applicable time or grace period pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank, in excess of $300,000.00.

(e)       Unless Borrower shall post a bond, which shall be in form and amount acceptable to Bank, within twenty (20) days of such event, the filing of a notice of judgment lien in excess of $300,000.00 against Borrower; or the recording of any abstract of judgment in excess of $300,000.00 against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process in excess of $300,000.00, against the assets of Borrower; or the entry of a judgment in excess of $300,000.00 against Borrower.

(f)        Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)       The dissolution or liquidation of Borrower; or Borrower, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

(h)       The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in real property which causes the book value of unencumbered real property owned by Borrower in fee simple to be less than two times the sum of the outstanding balance of the Line of Credit plus the total of the undrawn amounts under all outstanding Letters of Credit.

SECTION 6.2.  REMEDIES. Upon the occurrence of any Event of Default: (a) Borrower shall not make any distributions to its parent company, Amrep Corporation unless and until the default has been cured to the satisfaction of the Bank (b) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (c) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (d) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.  NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.  NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	Amrep Southwest
333 Rio Rancho Drive S.W.
Rio Rancho, New Mexico 87124
Attn: Gary Sullivan

With a copy to:	Matthew W. Spangler, Esq.
P.O. Box 15698
Rio Rancho, New Mexico 87174-0698

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
200 Lomas Boulevard, NW
Albuquerque, New Mexico 87102
Attn: Mike Enmon

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents (to a maximum of $15,000.00), Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto; provided, however, Bank will not charge an annual, quarterly, or other periodic fee for loan administration, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

SECTION 7.4.  SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents and in connection therewith, the Bank may receive servicing, brokerage or other fees. In connection with such sale, assignment, transfer, negotiation or grant of participations, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder, but only to the extent necessary for bank purposes. Provided however, so long as no Event of Default has occurred, any such sale, assignment, transfer, negotiation or grant of participations to entities which are not Wells Fargo entities affiliated with the Bank shall be subject to Borrower’s prior written approval, which shall not be unreasonably withheld or delayed. The Bank and its successors and assigns shall have no obligation to disclose to Borrower the receipt, or contemplated receipt, of any such fees, nor shall the Borrower have any claim or right to the same. In the event the Bank sells or transfers its entire interest in the Loan and the Loan Documents, the Bank or such purchaser or assignee will notify Borrower of such event within 30 days.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.  TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.  COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico.

SECTION 7.11. ARBITRATION.

(a)       Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)       Governing Rules. Any arbitration proceeding will (i) proceed in a location in New Mexico selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)       No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)       Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of New Mexico or a neutral retired judge of the state or federal judiciary of New Mexico, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of New Mexico and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the New Mexico Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)       Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)        Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g)       Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)       Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

BORROWER ACKNOWLEDGES THAT IT IS AWARE OF THE PROVISIONS OF §58-6-5 OF THE NEW MEXICO STATUTES WHICH PROVIDES THAT A CONTRACT, PROMISE OR COMMITMENT TO LOAN MONEY OR TO GRANT, EXTEND OR

RENEW CREDIT OR ANY MODIFICATION THEREOF, IN AN AMOUNT GREATER THAN $25,000, NOT PRIMARILY FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES, MADE BY A FINANCIAL INSTITUTION SHALL NOT BE ENFORCEABLE UNLESS IN WRITING AND SIGNED BY THE PARTY TO BE CHARGED OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

AMREP SOUTHWEST, INC.	WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ James Wall	By:	/s/ Michael Enmon
Name: James Wall		Mike Enmon, Vice President
Title: President

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